Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. (333-132844) on Form S-8 of our report dated June 28, 2013, with respect to the financial statements and supplemental schedule of Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan included in this Annual Report on Form 11-K as of and for the year ended December 31, 2012.

/s/ Dixon Hughes Goodman LLP
Jacksonville, Florida
June 28, 2013